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Limoneira Announces the Annexation of East Area 1 Into the City of Santa Paula

-Company to Immediately Begin Tract Mapping for Development and Expects to Break Ground in 2014-

Santa Paula, CA., February 12, 2013 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, today announced that on February 12, 2013, East Area 1 was formally annexed into Santa Paula. The annexation was the final required step to enable Limoneira to immediately proceed with East Area 1, a master planned community project. When completed, East Area 1 is expected to consist of 501 acres of commercial and residential properties, including 1,500 residential units, 210,000 square feet of commercial space, and 150,000 square feet of light industrial space. Also part of the planned community project is East Gateway Project (also known as East Area 2), which is expected to consist of 350,000 square feet of new commercial property.

Last week, the Santa Paula Planning Commission and the Santa Paula City Council approved a specific development plan and accompanying environmental impact report (EIR) for the East Gateway Project. This approval allowed for the annexation of East Area 1 into the City of Santa Paula. Annexation into Santa Paula was required in order to re-zone the land for residential, commercial and light industrial development.

Harold Edwards, President and Chief Executive Officer, stated, “We are very excited that the expected annexation has been recorded. Our team has been waiting for this day for nearly ten years when the project was first conceived, and with the final hurdle now behind us, we are able to proceed with executing our plans. We will begin tract mapping of the area for development, applying for infrastructure building permits and expect to break ground on the project in 2014.”

Mr. Edwards continued, “This marks the beginning of an exciting new phase of real estate development for Limoneira. We are looking forward to the opportunity to leverage our deep understanding of our community based on our long operating history in Santa Paula. As the project progresses, Limoneira is well positioned to benefit from the expected additional cash flow associated with the development.”

About East Area 1 and the East Gateway Project

Santa Paula’s East Area 1 project was conceived in 2004 by the Limoneira Company and the City of Santa Paula under the formation of a Memorandum of Understanding between the two parties. The MOU called for a series of community-wide charrettes used to develop a specific plan for the development of Limoneira’s Teague McKevett Ranch, a 501 acre ranch contiguous to the City of Santa Paula’s eastern boundary. The Santa Paula Planning Commission and Santa Paula City Council unanimously approved the East Area 1 Specific Plan and accompanying EIR and Development Agreement. In addition to the aforementioned residential units, commercial property, and light-industrial property, the plan also proposed building new schools, parks, recreational fields/facilities, public-safety facilities and a new community center to support a healthy and sustainable community.

In 2008 Santa Paula’s East Area 1 Project successfully passed a City-wide S.O.A.R. (Save Open Space and Agricultural Resources) vote with Measure G receiving an 83% approval result at the City polls. This S.O.A.R. vote victory represents the first and only large-scale master-planned community project to obtain the approval of public voters since Ventura County’s S.O.A.R. initiative was implemented in 1991, underscoring Limoneira’s strong favor with its local community as well as the significant community-wide benefits provided by the East Area 1 project. From 2008 – 2010, the City of Santa Paula diligently worked with the City of Fillmore to establish a Greenbelt Ordinance for all of the agricultural and open-space property between Haun Creek (to the west near Santa Paula) and Sespe Creek (to the east near Fillmore.) Following the establishment of this Greenbelt Ordinance, the City of Santa Paula then submitted its application for annexation of the East Area 1 property into the City of Santa Paula to Local Agency Formation Commission (LAFCO) in 2011. The East Area 1 project was approved by the LAFCO Commissioners in 2011 but annexation of the East Area 1 property into the City of Santa Paula was contingent upon the successful application for annexation of East Area 2 – a project that later was named Santa Paula’s East Gateway Project.

About Limoneira Company

Limoneira Company, a 119-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 8,200 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; general economic conditions for residential and commercial real estate development; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings, which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.